Walgreen Co.

Executive Stock Option Plan

(As Amended and Restated Effective January 13, 2010)

WALGREEN CO.
EXECUTIVE STOCK OPTION PLAN
(As Amended and Restated Effective January 13, 2010)

i

SECTION	7.	TERMINATION OF EMPLOYMENT	7
7.1		General	7
7.2		Death	7
7.3		Disability	8
7.4		Retirement	8
7.5		Committee Discretion to Extend Exercise Period	9

SECTION	8.	DURATION OF THE PLAN	9

SECTION	9.	AMENDMENT OR DISCONTINUANCE	9

SECTION	10.	OTHER CONDITIONS	10
10.1		Transferability of Options	10
10.2		Other Benefit Plans	10
10.3		Government Regulations	10
10.4		Section 16 Requirements	10
10.5		Potential Option Adjustments	11

ii

WALGREEN CO.
EXECUTIVE STOCK OPTION PLAN
(As Amended and Restated Effective January 13, 2010)

Section 1. Establishment and Purpose

     1.1 The Plan. Effective as of October 13, 1982, Walgreen Co. (the "Company") established this stock option plan for certain officers and key employees, which plan was then known as the "Walgreen Co. 1982 Executive Incentive Stock Option Plan." Effective as of January 1, 1989, the Plan was amended, restated, and renamed as the "Walgreen Co. 1982 Executive Stock Option Plan." Effective as of October 13, 1992, the Plan was amended, restated, and renamed as the "Walgreen Co. Executive Stock Option Plan" (the "Plan"). Effective as of each of October 9, 1996 and January 11, 2006, the Plan was amended and the term of the Plan was extended. The Plan as described herein reflects a further amendment and restatement effective as of January 13, 2010.

     1.2 Purpose. The purpose of the Plan is to enable the Company and its subsidiaries (as subsidiaries are defined in Section 424(f) of the Internal Revenue Code of 1986, as amended, hereinafter referred to as the "Code") to attract and retain key employees of outstanding ability, to stimulate the efforts of such employees toward achievement of Company objectives and to encourage the identification of their interest with that of the Company's shareholders. It is intended that options issued pursuant to the Plan, shall constitute "Incentive Stock Options," containing such terms and conditions as required by Section 422 of the Code, to the extent that the Committee specifies such intention at the time such options are granted. The term "ISO Options" shall mean Incentive Stock Options granted pursuant to this Plan. The term "Nonqualified Options" shall mean options other than ISO Options granted pursuant to this Plan. The term "Options" shall mean both ISO Options and Nonqualified Options granted pursuant to this Plan.

     1.3 Effective Date of the Plan. The Plan as originally adopted was effective as of October 13, 1982 (the "Original Effective Date"). The effective date of the Plan as set forth herein is January 13, 2010 (the "Effective Date").

Section 2. Plan Administration

     2.1 Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"), consisting of three or more members appointed by the Board of Directors of the Company (the “Board”) from those of its members not eligible to receive Options and who satisfy such other requirements as may be necessary to qualify as "Non-Employee Directors" as that phrase is defined for purposes of the Securities and Exchange Commission's (the "Commission’s") rules and regulations issued under Section 16 of the Securities and Exchange Act of 1934 (the "1934 Act") and as "Outside Directors" as that phrase is defined for purposes of the Internal Revenue Service's (the Department of Treasury's) regulations issued under Section 162(m) of the Internal Revenue Code. The Committee may take action with regard to this Plan only upon the vote of a majority of the entire Committee or by written consent. The day-to-day administration of the Plan may be carried out by such officers and employees of the Company as may be designated by the Committee.

     2.2 Authorized Actions. The Committee shall have full power and authority to interpret the Plan, to establish, amend, and rescind rules and regulations relating to the Plan, to determine the form and content of Options to be issued under the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. The Committee shall determine, within the limits of the express provisions of the Plan, the employees to whom, and the time or times at which, Options shall be granted, the number of shares of stock to be subject to each Option, the duration of each Option, the Option price of each Option, and the time or times within which (during the term of the Option) all or portions of each Option may be exercised. The Committee may, in its sole discretion, delegate its authority to one or more senior executive officers for the purpose of granting Options to Participants who are not subject to Section 16 of the 1934 Act.

     2.3 Finality of Determination. The determination of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding, and conclusive upon all persons including the Company, its shareholders, and persons having any interests in Options which may be granted under the Plan.

     2.4 Liability Limitation. Neither the Board nor the Committee, nor any member of either, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan (or an Option Agreement), and the members of the Board and the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expenses (including, without limitation attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage which may be in effect from time to time.

Section 3. Eligibility and Participation

     3.1 Eligibility. Full-time, key employees of the Company or its subsidiaries, as designated by the Committee from time to time and without limitation as to length of service, shall be eligible to receive Options under the Plan. No Option shall be granted to any person who owns, directly or indirectly, shares of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company. Eligible employees of the Company or its subsidiaries who have been granted and are in receipt of valid Options pursuant to this Plan are hereunder referred to as "Participants."

     3.2 Rights of Employees. Nothing in this Plan or in any Option shall interfere with or limit in any way the right of the Company and any of its subsidiaries to terminate any Participant's or employee's employment at any time, nor confer upon any employee any right to continue in the employ of the Company and any of its subsidiaries. No employee shall have a right to be selected as a Participant, nor, having been so selected to be selected again as a Participant.

Section 4. Shares Subject to the Plan

     4.1 Number. As of the Effective Date, the maximum number of shares of common stock, $.078125 par value, of the Company (the "Shares") that may be optioned under the Plan, subject to adjustment in accordance with Section 4.3, is (a) 25,000,000, plus (b) the number of Shares that remained available for issuance under the Plan immediately prior to the Effective Date (including Shares underlying outstanding Options that were granted under the Plan prior to the Effective Date that are forfeited, terminated, expire unexercised or are otherwise settled without the delivery of Shares on and after the Effective Date). Shares may consist, in whole or in part, of authorized but heretofore unissued Shares, treasury Shares, or Shares reacquired by the Company, including Shares purchased by the Company in the open market.

     4.2 Unused Shares. In the event any Shares that are subject to an Option which, for any reason, is forfeited, terminated, expires unexercised or is otherwise settled, such Shares may again be subjected to Options pursuant to this Plan.

     4.3 Changes in Capitalization. In the event of any change (increase or decrease) in the outstanding shares of the Company by reason of a stock dividend, recapitalization, merger, consolidation, stock split, split up, spin off, combination or exchange of shares, reorganization, liquidation, or other change in corporate capitalization, the aggregate number and class of Shares available under this Plan, the number and class of Shares subject to each outstanding Option, the Option prices, and the limit on the number of Shares that may be granted to any participant under Section 5.1 shall be appropriately and proportionately adjusted by the Committee to prevent dilution or enlargement of rights and preserve the value of outstanding awards; provided that fractional Shares shall be rounded to the nearest whole Share. The Committee’s determination shall be final and conclusive.

Section 5. Options

     5.1 Grant of Options. The Committee may, from time to time at its discretion, subject to the provisions of the Plan, determine those employees of the Company or its subsidiaries to whom Options shall be granted, the Option price, the number of shares subject to such Options, and the dates on which such Options are to be granted. An eligible employee may be granted more than one Option. The aggregate number of Shares with respect to which options may be granted during any 12-month period to any participant under this Plan is limited to 1,000,000 shares, subject to adjustment pursuant to Section 4.3.

     5.2 Additional ISO Option Limitation. The aggregate amount of fair market value of shares (the fair market value of a Share on the date of grant times the number of Shares optioned under the grant) for which an employee may first exercise ISO Options in any calendar year under this Plan (and any other Incentive Stock Option plan which the Company or its subsidiaries may have) shall not exceed $100,000.

     5.3 Option Agreement. Each Option granted under the Plan shall be evidenced by a written agreement or notice of stock option terms (hereinafter, “Option Agreement”), setting forth the terms and conditions upon which the Option is granted. Each Option Agreement shall state the number of Shares, as designated by the Committee, to which that Option pertains. The appropriate officers of the Company are hereby authorized to execute and deliver Option agreements in the name of the Company, as directed from time to time by the Committee.

     5.4 Option Price. The Option price per Share under each Option shall be reflected in the Option Agreement. The Option price shall not be less than 100% of the fair market value, and in any event not less than the par value, of a Share on the designated grant date for such Option. For purposes of this Section 5.4 and the remaining provisions of this Plan, fair market value means the closing price on the New York Stock Exchange Composite Transaction Tape on the relevant valuation date (i.e., the designated grant date for purposes of the Option Price) or on the next preceding date on which a closing price was quoted.

     5.5 Duration of Options. Each Option shall be of a duration specified in the Option Agreement. All rights to exercise an Option shall expire not later than ten years from the date on which the Option is granted.

     5.6 Other Terms and Conditions. Options may contain such other provisions, which shall not be inconsistent with any of the foregoing terms, as the Committee shall deem appropriate.

     5.7 Exercise. Subject to Section 5.8, each Option may be exercised, as long as it is valid and outstanding, from time to time, in part or as a whole and in such manner and subject to such conditions as the Committee in its discretion may provide in the Option Agreements, provided that no partial exercise may be for less than 10 full Shares.

     5.8 Periods of Non-Exercise. To the extent required to satisfy exemptions established from time to time by the Securities and Exchange Commission issued under Section 16 of the 1934 Act, the Committee may prohibit or restrict the effectiveness of any exercise hereunder for a period of up to six months. Options not subject to such restrictions may be exercised at such time as the Committee, in its discretion, may designate.

Section 6. Purchase of Shares

     6.1 Notice of Exercise. The holder of an Option wishing to exercise an Option shall give notice to the Company in such form and manner as prescribed by the Company from time to time. The date the Company receives notice of an exercise, and full payment for the Shares exercised pursuant to the Option, shall be considered as the date such Option, or the portion thereof specified in notice, is exercised (the "Exercise Date").

     6.2 Payment. Payment in full shall be made for the number of Shares purchased, as specified in the notice, at the same time notice of exercise of an Option is given to the Company. Payment of the Option price may be made in cash, or by delivery of Shares of the Company equivalent in fair market value to the Option price on the Exercise Date, or partly in cash and partly in Shares, as the Committee may from time to time determine. The proceeds from such payment shall constitute general funds of the Company. Exercise of a Nonqualified Option is conditioned on the Participant satisfying all applicable withholding taxes. To the extent permitted by the Committee and subject to such other requirements as the Committee shall deem appropriate, tax withholding may be satisfied, in whole or in part, by (a) cash or check, or (b) having the Company withhold Shares otherwise issuable or tendering previously acquired Shares, in either case having a value equal to the amount of tax to be withheld. The value of the Shares to be withheld or tendered is to be determined by such methods or procedures as shall be established from time to time by the Committee.

     6.3 Issuance of Stock Certificates. As soon as possible after receipt of notice and payment, the Company shall, without stock issue or transfer taxes to the Participant, deliver to the holder of the Option a certificate or certificates for the requisite number of Shares. Alternatively, such Shares may be held on behalf of the holder in book entry form.

     6.4. Privileges of a Shareholder. The holder of an Option shall not have shareholder privileges with respect to any Share covered by the Option until the date of issuance of a stock certificate to him or her for such Shares or until such shares are registered in his or her name in book entry form. No adjustments shall be made for dividends or distributions or other rights in respect to such Shares for which the record date is prior to the date on which the Participant became the holder of record thereof.

Section 7. Termination of Employment

     7.1 General. Except as otherwise determined by the Committee (pursuant to Section 7.5 or otherwise), if the employment of an employee to whom an Option is granted should terminate for any reason, other than death, Retirement, or Disability, his or her Option shall terminate on the date employment terminates. Any Options or portions of Options of terminated employees not exercised shall terminate.

     7.2 Death. Except as otherwise determined by the Committee (pursuant to Section 7.5 or otherwise), if the employee to whom an Option was granted shall die while the Option is exercisable, the Participant's designated beneficiary (or the executor or administrator of his or her estate or the person or persons who acquired the right to exercise the Option by bequest or inheritance or by reason of his or her death, if the Participant failed to properly designate a beneficiary) may, at any time within one year after the date of death but no later than the date of expiration of the Option, exercise the Option, but only to the extent that the Option is exercisable. Options or portions of Options of deceased employees not so exercised shall terminate. A Participant may designate a beneficiary for this purpose, including a beneficiary that is a trust, by properly completing a beneficiary designation form supplied by the Committee.

     7.3 Disability. Except as otherwise determined by the Committee (pursuant to Section 7.5 or otherwise), in the event of termination of employment with the Company or a subsidiary due to Disability, the employee to whom an Option is granted may exercise the Option, to the extent that it is exercisable, at any time within one year after the date of such Disability but no later than the date of expiration of the Option. For purposes of the Plan, “Disability” shall mean disability as determined by the Committee in accordance with standards and procedures similar to those under the applicable Company long-term disability plan, if any. At any time that the Company does not maintain an applicable long-term disability plan, “Disability” shall mean any physical or mental disability which is determined to be total and permanent by a physician selected or relied upon in good faith by the Company.

     7.4 Retirement. Except as otherwise determined by the Committee (pursuant to Section 7.5 or otherwise), if the Participant’s termination of employment with the Company and its Subsidiaries occurs due to Retirement, the Participant may exercise the Option, to the extent that it is exercisable, at any time within one year after the date of such retirement but no later than the date of expiration of the Option. For purposes of the Plan, “Retirement” means voluntary retirement in good standing by the Participant from active employment with the Company and its Subsidiaries on or after the attainment of age 55, subject to the approval of the Committee or subject to such years of service requirements as may be spelled out in the Option Agreement approved by the Committee.

     7.5 Committee Discretion to Extend Exercise Period. Notwithstanding the provisions of Sections 7.1, 7.2, 7.3 and 7.4, the Committee may extend the time periods for exercise of Options which would otherwise be applicable under such Sections, at its sole discretion, to reflect the employee's role, if any, in developing the Company's long-term business objectives or to accomplish such other business purposes of the Company as may be determined by the Committee. The Committee may provide for such extended exercise periods in the initial Option Agreement or by extending such time periods thereafter, and in either case the extension shall not exceed 60 months from the date of the employee's death, Disability, Retirement, or employment termination; and provided that such exercise period shall not extend beyond the original expiration date specified in the Option Agreement.

Section 8. Duration of the Plan

     The Plan shall remain in effect until January 14, 2020, but Options may extend beyond that date in accordance with the provisions of the Plan.

Section 9. Amendment or Discontinuance

     The Board of Directors of the Company may alter, suspend, or discontinue the Plan, but may not, without the approval of the shareholders of the Company, make any alteration that would:

(A)	Increase the aggregate number of Shares subject to Option under the Plan, except as provided in Section 4.3;

(B)	Decrease the minimum Option price;

(C)	Increase the maximum number of shares for which an Option or Options may be granted to any one employee, except as provided in Section 4.3;

(D)

Permit any member of the Board of Directors of the Company who is not an officer or employee of the Company or subsidiary, or any member of the Committee, to become eligible for Options under the Plan;

(E)	Extend the term of the Plan or the maximum period during which any Option may be exercised; or

(F)

Otherwise amend the Plan, to the extent such amendment would be deemed material (and thereby require shareholder approval), within the meaning of the rules of any stock exchange or similar organization governing the listing of the Shares.

     The Board of Directors may not revoke or alter, in a manner unfavorable to the holder, any outstanding Option, without the consent of the holder.

Section 10. Other Conditions

     10.1 Transferability of Options. An option shall not be transferable except by beneficiary designation, by will, or the laws of descent and distribution (as described in Section 7.2). An Option may be exercised, during the optionee's lifetime, only by the optionee. Notwithstanding the foregoing, under such rules and procedures as the Committee may establish, an optionee may transfer a Nonqualified Option to members of the optionee’s immediate family (i.e., children, grandchildren and spouse) or to one or more trusts for the benefit of the optionee or such family members or to partnerships in which the optionee or such family members are the only partners; provided that (i) the Option Agreement with respect to such Option expressly so permits or is amended to so permit, (ii) the optionee does not receive any consideration for such transfer, and (iii) the optionee provides such documentation or information concerning any such transfer or transferee as the Committee may reasonably request. Any Option held by a transferee shall be subject to the same terms and conditions that applied immediately prior to its transfer.

     10.2 Other Benefit Plans. No Options under this Plan shall be taken into account in determining any benefits under any other benefit plan or profit sharing plan maintained by the Company.

     10.3 Government Regulations. The Plan, and the granting and exercise of Options thereunder, and the obligation of the Company to sell and deliver Shares under such Options, shall be subject to all applicable laws, rules, and regulations, and to such approvals, registration, and listing requirements by any governmental agencies or national securities exchanges as may be required.

     10.4 Section 16 Requirements. With respect to persons subject to Section 16 of the 1934 Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the Plan or action by the Committee or of any person or persons acting on the Committee's behalf fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

     10.5 Potential Option Adjustments. Options may be granted to employees of the Company or subsidiaries who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Options in order to minimize the Company’s obligation with respect to tax equalization for employees on assignments outside their home country.

200 WILMOT ROAD DEERFIELD, IL 60015
INSTRUCTIONS FOR VOTING BY THE INTERNET, TELEPHONE OR MAIL

Walgreen Co. encourages you to take advantage of convenient voting methods. Please take this opportunity to use one of the three voting methods below. Voting is easier than ever.

Proxies submitted by telephone or the Internet must be received by 11:59 p.m., Eastern Time, on January 12, 2010.

VOTE BY PHONE - 1-800-690-6903
• Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on January 12, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET - www.proxyvote.com
• Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on January 12, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
• Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Walgreen Co., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M18351-P86664	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WALGREEN CO.

If you wish to vote in accordance with the Board of Directors recommendations, just sign below.

The Board of Directors recommends that you vote FOR the following:

Vote on Directors

1.	Elect the nine directors:

	Nominees:

	(01)	Steven A. Davis	(06)	David Y. Schwartz
	(02)	William C. Foote	(07)	Alejandro Silva
	(03)	Mark P. Frissora	(08)	James A. Skinner
	(04)	Alan G. McNally	(09)	Gregory D. Wasson
	(05)	Nancy M. Schlichting

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain

2.	Ratify the appointment of Deloitte & Touche LLP as Walgreen Co.'s independent registered public accounting firm.	☐	☐	☐

3.	Amend and restate the Walgreen Co. Executive Stock Option Plan.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

The Board of Directors recommends you vote AGAINST the following proposal(s):		For	Against	Abstain

4.	Shareholder proposal on a policy to change each voting requirement in Walgreen Co.'s charter and by-laws to simple majority vote.	☐	☐	☐

5.	Shareholder proposal on a policy that a significant portion of future stock option grants to senior executives should be performance-based.	☐	☐	☐

6.	Shareholder proposal on a written report on charitable donations.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING

The Walgreen Co. Annual Meeting of Shareholders will be held January 13, 2010, at 2:00 p.m., Central Standard Time, in the Grand Ballroom of Navy Pier. A map detailing directions to the meeting is shown at right. An admission ticket is included in this mailing. You will not be admitted without a ticket.

Shareholders should use Entrance 2, Lobby 3 for access to the Grand Ballroom. Please follow posted signs.

If you park in the Navy Pier parking garage, please pick up a voucher at our registration desk.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report, Shareholder Letter and Admission Ticket are available at www.proxyvote.com.
M18352-P86664

WALGREEN CO.

Annual Meeting Proxy Card

Proxy solicited on behalf of the Board of Directors

The undersigned hereby appoints ALAN G. MCNALLY, WILLIAM C. FOOTE and GREGORY D. WASSON, or any of them, with full power of substitution, as attorneys and proxies to vote all shares of common stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of WALGREEN CO. (and any adjournment thereof) to be held in the Grand Ballroom of Navy Pier, 600 East Grand Avenue, Chicago, Illinois, on Wednesday, January 13, 2010, upon the matters referred to on the reverse side and, in their discretion, upon such other matters as may properly come before the meeting.

This proxy, when properly executed, will be voted as directed. If no direction is specified this proxy will be voted FOR the election of directors, FOR proposals 2 and 3 and AGAINST proposals 4, 5 and 6.

In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Admission Ticket

Annual Meeting of Shareholders January 13, 2010 2:00 PM Navy Pier Grand Ballroom Chicago, IL
PLEASE ADMIT	NON-TRANSFERABLE

ADMISSION TICKET

This is your admission ticket to the Walgreen Co. Annual Meeting of Shareholders to be held January 13, 2010, at 2:00 p.m., Central Standard Time, in the Grand Ballroom of Navy Pier. A map detailing directions to the meeting is shown at right. Please present this original ticket for admission. We will also require one form of photo identification.

Shareholders should use Entrance 2, Lobby 3 for access to the Grand Ballroom. Please follow posted signs.

If you park in the Navy Pier parking garage, please pick up a voucher for parking at our registration desk.